EXHIBIT 99.1

USA Truck Announces Record Fourth-Quarter 2014 EPS of $0.40

•	Base revenue up 10.7% over 4Q13 to $125.8 million
•	Operating income of $8.6 million compared to 4Q13 operating loss of $4.7 million
•	Adjusted EBITDA up 47.9% to $19.0 million compared to $12.8 million in 4Q13
•	Full-year Adjusted EPS of $0.74 and GAAP EPS of $0.58, highest in eight years

Van Buren, AR – February 11, 2015 – USA Truck, Inc. (NASDAQ: USAK), a leading North American transportation and logistics provider, today announced its financial results for the three months and year ended December 31, 2014.

“Our robust fourth quarter capped a transformative year for USA Truck,” said President and CEO John Simone.  “As a result of our company-wide focus on operational execution, profitable growth and cost effectiveness, we delivered our ninth consecutive quarter of improved results, our third consecutive quarter of positive operating income, and the Company’s highest quarterly earnings per share in more than nine years. For the full year, we achieved the goals we had set, delivering profitable consolidated operating income and positive earnings per share.  In fact, on an adjusted basis, 2014 diluted earnings per share totaled $0.74 compared to a loss of $0.44 per share in 2013.  This is our first full year of positive EPS since 2008.

“Both our Trucking and asset-light Strategic Capacity Solutions businesses performed well in the fourth quarter. While their strong performance was aided by the robust demand environment and favorable fuel prices, significant improvement in revenue per tractor in our Trucking business, including operational improvements such as improved fuel efficiency and lower maintenance costs, made important contributions. Our consolidated operating ratio improved by 1,090 basis points to 93.2%.”

Mr. Simone continued, “In our Trucking business, we generated year over year base revenue growth of 4.2% but, more importantly, our base trucking revenue per seated tractor per week of $3,233 exceeded $3,000 for the fourth consecutive quarter and grew 9.1% over last year, driven by a 13.5% increase in our base revenue per loaded mile. We improved our Trucking operating ratio to 95.1%, a 1,400 basis-point improvement over the fourth quarter of 2013.  Our fleet fuel efficiency initiatives, which included investments in new equipment and enhancements to our existing fleet, produced a 10.4% improvement in miles-per-gallon, or $2.9 million.

“We continue to seek opportunities to increase volume through improved productivity of our existing assets by streamlining our internal processes to more effectively utilize our drivers’ available hours and to actively manage our network. In the near term, our plan is to continue our strong focus on cost efficiencies, particularly with respect to maintenance, and insurance and claims costs, and to increase the asset productivity of our owned tractors through continued improvements in our network, which may include a reduction in our average number of owned tractors in favor of growing our owner-operator and dedicated fleet.  We believe these efforts as well as the ongoing execution of other strategic and operational initiatives will drive further improvement in our Trucking business.

“In our SCS business, base revenue rose 28.5% year over year to $39.0 million on higher load volumes and operating income jumped by almost 50%.  SCS’ operating ratio improved 160 basis points to 88.8%.  Recognizing the contributions SCS will continue to make to our business, we recently expanded our offering, opening an office in Jacksonville, Fla. and relocating our Chicago site to larger quarters.”

Mr. Simone concluded, “We are pleased to have ended 2014 on such a strong note and believe our results for the year demonstrate that we continue to make strong progress on the execution of our turnaround plan.  We will continue to focus on further improving the utilization of our resources, streamlining our processes and more fully achieving the potential of our business model, where we have substantial leverage still to realize.

“In 2015, we believe USA Truck is well positioned to deliver another year of growth and continued operating improvements.  We are sharpening our focus on enhancing the Company’s ability to provide capacity solutions by growing our dedicated business, growing our SCS footprint and our owner-operator fleet.  In addition, we will continue to refine our Truckload network.

“The steady progress we are making would not be possible without the many contributions and dedication of USA Truck’s team members, whose efforts we greatly appreciate.  All of us will be working together to make 2015 ‘Even Better.’ ”

Three-Month Financial Results
Total base revenue increased 10.7% to $125.8 million for the quarter ended December 31, 2014, from $113.6 million for the same quarter of 2013. Trucking operating income increased 155.7% to $4.2 million, while SCS operating income rose 49.6 % to $4.4 million.  Consolidated net income was $4.2 million, or $0.40 per diluted share, for the fourth quarter of 2014 compared to a net loss of ($4.6) million, or ($0.44) per diluted share, for the same quarter of 2013.

Full-Year Financial Results
Total base revenue increased 11.4% to $494.3 million for the year ended December 31, 2014, from $443.9 million for the same period of 2013.  Consolidated net income was $6.0 million, or $0.58 per diluted share, for year ended December 31, 2014, compared to a net loss of ($9.1) million, or ($0.88) per diluted share, for the same period of 2013.

For the year ended December 31, 2014, the Company recorded approximately $2.8 million, or $0.27 per diluted share, in legal and other defense costs.  These costs were incurred primarily in connection with Knight Transportation’s unsolicited proposal to acquire USA Truck, the related litigation and the February 2014 Settlement Agreement. These unusual non-operating costs were recorded in “Other expenses (income)” in the accompanying condensed consolidated statement of operations and comprehensive income (loss).

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(unaudited)
Trucking:
Operating revenue (in thousands)	$106,264	$106,369	$423,495	$418,115
Fuel surcharge revenue	$19,454	$23,082	$87,198	$91,840
Base revenue (in thousands) (1)	$86,808	$83,287	$336,297	$326,275
Operating income (loss) (in thousands) (2)	$4,240	$(7,613)	$(3,532)	$(17,667)
Operating ratio (3)	95.1%	109.1%	101.1%	105.4%
Total miles (in thousands) (4)	52,471	57,079	215,479	223,923
Deadhead percentage (5)	12.8%	12.7%	12.7%	11.8%
Base revenue per loaded mile	$1.898	$1.680	$1.788	$1.654
Average number of in-service tractors (6)	2,194	2,235	2,202	2,232
Percentage of in-service tractors unseated	6.9%	4.3%	7.0%	5.1%
Average number of seated tractors (7)	2,043	2,139	2,047	2,119
Base Trucking revenue per seated tractor per week	$3,233	$2,963	$3,151	$2,957
Average loaded miles per trip	598	608	612	599

Strategic Capacity Solutions (8):
Operating revenue (in thousands) (8)	$43,806	$35,048	$178,982	$136,890
Fuel surcharge revenue	$4,797	$4,685	$20,935	$19,310
Base revenue (in thousands) (1)	$39,009	$30,363	$158,047	$117,580
Intercompany revenue (in thousands)	$4,611	$3,935	$13,942	$9,602
Net revenue	$39,195	$31,113	$165,040	$127,288
Operating income (in thousands) (2)	$4,370	$2,920	$20,775	$9,000
Gross margin (10)	17.3%	14.6%	17.7%	14.2%

(1)    Base revenue represents operating revenue excluding fuel surcharge revenue.
(2)    Operating income or loss is calculated by deducting total operating expenses from operating revenues.
(3)    Operating ratio is calculated by dividing total operating expenses, net of fuel surcharge revenue, by base revenue.
(4)    Total miles include both loaded and empty miles.
(5)    Deadhead is calculated by dividing empty miles into total miles.
(6)    Tractors include Company-operated tractors in service, plus tractors operated by independent contractors.
(7)    Seated tractors are those occupied by drivers.
(8)    Includes results of our rail intermodal operating segment.
(9)    Net revenue represents SCS operating revenue less intercompany revenue.
(10)   Gross margin is calculated by taking gross revenue less purchased transportation expense and dividing that amount by gross revenue.  This calculation includes intercompany revenues and expenses.

Balance Sheet and Liquidity
Executive Vice President and CFO Michael Borrows added, “Our balance sheet strengthened and our increased cash flow generated from operations will allow us additional flexibility.  Year over year, our debt was reduced by a total of $11.4 million to a total of $117.5 million.  At year end, debt to adjusted EBITDA was 1.9 versus 3.0 as of December 31, 2013.  Net of cash, our year-end debt represented 52.6% of our total capitalization.  As previously announced, on February 5, 2015 we completed a new $170 million senior secured revolving credit facility that reduces our future borrowing costs and provided us approximately $100 million of borrowing availability at closing.”

Fourth-Quarter 2014 Conference Call Information
USA Truck will hold a conference call to discuss its fourth-quarter 2014 results on February 11, 2015 at 8:00 AM CT / 9:00 AM ET.  To participate in the call, please dial 1-800-351-6807 (U.S. / Canada) or 1-334-323-7224 (International), access code 541247.  The slide presentation that will accompany the call may be accessed using the following link: https://www.yourcall.com/webecho/GuestLogin.aspx?ConfRef=78215399&Pin=1533 .

For those who cannot listen to the live broadcast, the presentation materials and an audio replay of the call will be available at our website, www.usa-truck.com, under the “Presentations” tab of the “Investors” menu.  A telephone replay of the call will also be available for 30 days following the call at 1-877-919-4059, access code 36135767.

About Non-GAAP Financial Information
In addition to our GAAP results, this press release also includes certain non-GAAP financial measures as defined by the SEC. The Company defines EBITDA as net income, plus interest expense net of interest income, provision for income taxes, and depreciation and amortization. It defines Adjusted EBITDA as these items plus the 2013 long-term claims liability reserve adjustment and defense costs incurred primarily in connection with the unsolicited proposal from Knight Transportation to acquire USA Truck. EBITDA and Adjusted EBITDA are measures used by management to evaluate the Company’s ongoing operations. Management believes these measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the comparative evaluation of companies. Because not all companies use identical calculations, the Company's presentation of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA are not recognized terms under GAAP, do not purport to be alternatives to, and should be considered in addition to, and not as a substitute for or superior to, net income (loss) as a measure of operating performance or to cash flows from operating activities or any other performance measures derived in accordance with GAAP as a measure of liquidity. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management's discretionary use as they do not reflect certain cash requirements such as interest payments, tax payments and debt service requirements.

Pursuant to the requirements of Regulation G, we have provided a reconciliation of EBITDA and Adjusted EBITDA to GAAP net income as an exhibit to this press release.

Cautionary Statement Concerning Forward-Looking Statements
Financial information in this press release is preliminary and based upon information available to the Company as of the date of this press release.  As such, this information remains subject to the completion of normal quarter-end closing and interim review procedures, which could result in changes, some of which could be material, to the preliminary information provided in this press release.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements are made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995.  These statements generally may be identified by their use of terms or phrases such as “expects,” “estimates,” “anticipates,” “projects,” “believes,” “plans,” “goals,” “intends,” “may,” “will,” “should,” “could,” “potential,” “continue,” “future” and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Accordingly, actual results may differ materially from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.  Any forward-looking statement speaks only as of the date on which it is made.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.  In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur.

All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

About USA Truck
USA Truck is a transportation and logistics provider headquartered in Van Buren, Arkansas, with terminals, offices and staging facilities located throughout the United States.  We transport commodities throughout the continental U.S. and into and out of portions of Canada. We also transport general commodities into and out of Mexico by allowing through-trailer service from our terminal in Laredo, Texas.  Our Strategic Capacity Solutions and Intermodal service offerings provide customized transportation solutions using sophisticated technological tools and multiple modes of transportation.

Company Contact
Michael Borrows, EVP & CFO
USA Truck, Inc.
(479) 471-2672
Michael.Borrows@usa-truck.com

Investor Relations Contact
Harriet Fried / Jody Burfening
LHA
(212) 838-3777

USA TRUCK, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenue:
GAAP operating revenue	$150,070	$141,416	$602,477	$555,005

Operating expenses:
Salaries, wages and employee benefits	39,480	38,761	153,410	143,762
Fuel expense	23,936	33,711	116,092	135,548
Depreciation and amortization	10,556	11,547	43,830	44,947
Insurance and claims	6,556	8,033	24,910	27,253
Operations and maintenance	11,820	12,018	49,374	49,494
Purchased transportation	42,574	35,413	172,117	139,091
Operating taxes and licenses	1,375	1,302	5,589	5,406
Communications and utilities	903	1,034	4,062	4,117
Gain on disposal of assets	(283)	(204)	(1,107)	(1,648)
Other	4,543	4,494	16,957	15,702
Total operating expenses	141,460	146,109	585,234	563,673
Operating income (loss)	8,610	(4,693)	17,243	(8,667)

Other expenses (income):
Interest expense	738	910	3,008	3,662
Defense costs	171	1,480	2,764	1,480
Other, net	193	(1)	245	(711)
Total other expenses, net	1,102	2,389	6,017	4,431
Income (loss) before income taxes	7,508	(7,082)	11,226	(13,098)
Income tax expense (benefit)	3,326	(2,446)	5,193	(3,988)

Net income (loss) and Comprehensive income (loss)	$4,182	$(4,636)	$6,033	$(9,110)

Net income (loss) per share information:
Average shares outstanding (Basic)	10,374	10,323	10,356	10,323
Basic earnings (loss) per share	$0.40	$(0.45)	$0.58	$(0.88)

Average shares outstanding (Diluted)	10,492	10,323	10,485	10,323
Diluted earnings (loss) per share	$0.40	$(0.45)	$0.58	$(0.88)

RECONCILIATION OF GAAP NET INCOME (LOSS) TO EBITDA
(UNAUDITED)
(in thousands)

	Three Months Ended		Year Ended December 31,
	December 31,
	2014	2013	2014	2013	2012

GAAP net income (loss)	$4,182	$(4,636)	$6,033	$(9,110)	$(17,671)
Add:
Income tax expense (benefit)	3,326	(2,446)	5,193	(3,988)	(9,589)
Interest, net	738	910	3,008	3,662	4,052
Depreciation and amortization	10,556	11,547	43,830	44,947	45,058

EBITDA	$18,802	$5,375	$58,064	$35,511	$21,850
Add:
Long-term claims liability reserve adjustment	--	5,970	--	5,970	--
Defense costs	171	1,480	2,764	1,480	--

Adjusted EBITDA	$18,973	$12,825	$60,828	$42,961	$21,850

RECONCILIATION OF GAAP DILUTED INCOME (LOSS) PER SHARE TO ADJUSTED INCOME LOSS PER SHARE

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

GAAP diluted earnings (loss) per share	$0.40	$(0.45)	$0.58	$(0.88)
Adjusted for:
Income tax expense (benefit)	0.32	(0.24)	0.49	(0.39)
Income before income taxes.	0.72	(0.69)	1.07	(1.27)
Long-term claims liability reserve adjustment	--	0.58	--	(0.58)
Defense costs	0.02	0.14	0.27	(0.14)
Adjusted income before taxes.	0.74	0.04	1.34	(0.55)
Provision for income tax expense	0.33	0.04	0.60	0.11
Adjusted diluted earnings (loss) per share	$0.41	$0.00	$0.74	$(0.44)